Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES FOURTH QUARTER 2022 RESULTS

VERO BEACH, Fla. (February 23, 2023) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three and twelve month periods ended December 31, 2022.

Fourth Quarter 2022 Results

●	Net income of $34.9 million, or $0.95 per common share, which consists of:
●	Net interest income of $2.4 million, or $0.06 per common share
●	Total expenses of $5.9 million, or $0.16 per common share
●	Net realized and unrealized gains of $38.4 million, or $1.04 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	Fourth quarter and full year total dividends declared and paid of $0.48 and $2.475 per common share, respectively
●	Book value per common share of $11.93 at December 31, 2022
●	Total return of 8.67%, comprised of $0.48 dividend per common share and $0.51 increase in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●	Orchid maintained a strong liquidity position of $233.0 million in cash and cash equivalents and unpledged RMBS, or 53% of stockholder’s equity as of December 31, 2022
●	Borrowing capacity in excess of December 31, 2022 outstanding repurchase agreement balances of $3,378.5 million, spread across 20 active lenders
●	Company to discuss results on Friday, February 24, 2023, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the fourth quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “As 2022 came to an end the markets and the Federal Reserve’s (“Fed”) outlook for the economy, inflation and the path of monetary policy began to diverge.  The seeds for the divergence were planted as the third quarter came to an end and the Fed had finally succeeded in convincing the market that they had much work to do in slowing the economy and inflation and that the process would take longer than the market had expected.  In fact, the Fed was so successful at convincing the market it would aggressively remove accommodation and slow inflation that the market began to look beyond this step in the process and instead focus on the ramifications of such policy removal – namely a slowing of the economy.  The change of focus – or “pivot” – on the part of the market occurred in late October/early November due to inflation data.  The consumer price index data for October and November were much lower than previous months - although this data was revised higher in early February of 2023.  The market interpreted this development as evidence that inflation had peaked and was coming down quite quickly.

“As incoming data over the course of the fourth quarter of 2022 and early first quarter of 2023 appeared to be consistent with the markets' thesis that inflation had peaked and the economy was slowing, confidence grew that the Fed would need to pivot and start to reduce monetary policy later in 2023.  This led to a material change in risk sentiment during the fourth quarter and risk assets performed very well.  The Agency RMBS market returns for 2022 were negative – down 11.9%.  However, the sector posted positive returns for the fourth quarter of 2.1%, which was 110 basis points higher than comparable duration swaps.  The performance of the Agency RMBS sector was not uniformly positive for the fourth quarter.  Early in the quarter U.S. Treasury yields reached their highest levels in many years in late October of 2022.  Agency RMBS spreads to comparable duration U.S. Treasuries also reached their widest levels since the great financial crisis, easily surpassing the levels observed in March of 2020.  As market sentiment turned mid-quarter and risk appetite improved, Agency RMBS, like most other asset classes, were viewed as very attractive.  The sector’s rebound was likely triggered by the extreme spread levels reached in late October, and the rebound has continued into early 2023. However, the absence of the largest of the traditional buyers of the asset class – banks, and since March of 2020, the Fed, may result in the sector recovering more slowly towards pre-pandemic levels, if it can do so at all.

“For Orchid, our performance during the fourth quarter benefited from our exposure to lower coupon, longer duration securities that we owned throughout 2022. While such securities generate less interest income, they have contributed significantly to our book value performance over the last two months of 2022 and into 2023.  In conjunction with the Company’s short positions in lower coupon TBAs we have been able to manage our risk to higher rates while also capturing book value appreciation as the market has rallied since late October, all the while maintaining an economic leverage ratio on the low end of our typical range. We anticipate maintaining these lower coupon holdings as a core position for the time being and have added higher coupons with new capital and pay-downs, while still maintaining a lower coupon bias.  As always, if market conditions change, we expect to adapt our positions accordingly. With the incoming data and market reaction observed so far in February this may indeed be occurring.”

Details of Fourth Quarter 2022 Results of Operations

The Company reported net income of $34.9 million for the three month period ended December 31, 2022, compared with a net loss of $44.6 million for the three month period ended December 31, 2021. The Company decreased its Agency RMBS portfolio over the course of 2022, from $6.5 billion at December 31, 2021 to $3.5 billion at December 31, 2022. Interest income on the portfolio in the fourth quarter was down approximately $3.7 million from the third quarter of 2022. The yield on our average Agency RMBS decreased from 3.99% in the third quarter of 2022 to 3.79% for the fourth quarter of 2022, repurchase agreement borrowing costs increased from 2.48% for the third quarter of 2022 to 3.63% for the fourth quarter of 2022, and our net interest spread decreased from 1.51% in the third quarter of 2022 to 0.16% in the fourth quarter of 2022.

Book value increased by $0.51 per share in the fourth quarter of 2022. The increase in book value reflects our net income of $0.95 per share and the dividend distribution of $0.48 per share. The Company recorded net realized and unrealized gains of $1.04 per share on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Details of Full Year 2022 Results of Operations

The Company reported a net loss of $258.5 million for the year ended December 31, 2022, compared with a net loss of $64.8 million for the year ended December 31, 2021. Interest income on the portfolio in the year ended December 31, 2022 was approximately $144.6 million and the yield on our average Agency RMBS was 3.45%. Repurchase agreement interest expense was $61.7 million during 2022 with an average cost of 1.53%.

Prepayments

For the quarter ended December 31, 2022, Orchid received $63.9 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 5.0%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
December 31, 2022	4.9	6.0	5.0
September 30, 2022	6.1	10.4	6.5
June 30, 2022	8.3	13.7	9.4
March 31, 2022	8.1	19.5	10.7
December 31, 2021	9.0	24.6	11.4
September 30, 2021	9.8	25.1	12.4
June 30, 2021	10.9	29.9	12.9
March 31, 2021	9.9	40.3	12.0

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of December 31, 2022 and December 31, 2021:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
December 31, 2022
Fixed Rate RMBS	$3,519,906	99.4%	3.47%	339	1-Nov-52
Interest-Only Securities	19,669	0.6%	4.01%	234	25-Jul-48
Inverse Interest-Only Securities	427	0.0%	0.00%	286	15-Jun-42
Total Mortgage Assets	$3,540,002	100.0%	3.46%	336	1-Nov-52
December 31, 2021
Fixed Rate RMBS	$6,298,189	96.7%	2.93%	342	1-Dec-51
Interest-Only Securities	210,382	3.2%	3.40%	263	25-Jan-52
Inverse Interest-Only Securities	2,524	0.1%	3.75%	300	15-Jun-42
Total Mortgage Assets	$6,511,095	100.0%	3.03%	325	25-Jan-52

($ in thousands)
	December 31, 2022		December 31, 2021
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,320,960	65.6%	$4,719,349	72.5%
Freddie Mac	1,219,042	34.4%	1,791,746	27.5%
Total Portfolio	$3,540,002	100.0%	$6,511,095	100.0%

	December 31, 2022	December 31, 2021
Weighted Average Pass-through Purchase Price	$106.41	$107.19
Weighted Average Structured Purchase Price	$18.74	$15.21
Weighted Average Pass-through Current Price	$91.46	$105.31
Weighted Average Structured Current Price	$14.05	$14.08
Effective Duration (1)	5.580	3.390

(1)

Effective duration of 5.580 indicates that an interest rate increase of 1.0% would be expected to cause a 5.580% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2022. An effective duration of 3.390 indicates that an interest rate increase of 1.0% would be expected to cause a 3.390% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2021. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of December 31, 2022, the Company had outstanding repurchase obligations of approximately $3,378.4 million with a net weighted average borrowing rate of 4.44%. These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $3,524.1 million and cash pledged to counterparties of approximately $13.3 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at December 31, 2022 was 7.7 to 1. At December 31, 2022, the Company’s liquidity was approximately $233.0 million consisting of cash and cash equivalents and unpledged RMBS (not including unsettled securities purchases). To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a list of our outstanding borrowings under repurchase obligations at December 31, 2022.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	in Days
Mirae Asset Securities (USA) Inc.	312,989	9.1%	4.23%	$14,741	76
RBC Capital Markets, LLC	274,790	8.1%	4.50%	8,379	29
Daiwa Capital Markets America, Inc.	251,854	7.5%	4.48%	10,024	17
ED&F Man Capital Markets Inc.	240,587	7.1%	4.49%	9,729	28
ING Financial Markets LLC	238,212	7.1%	4.47%	9,677	33
Cantor Fitzgerald & Co.	229,444	6.8%	4.46%	11,805	29
ABN AMRO Bank N.V.	227,888	6.7%	4.48%	5,672	13
J.P. Morgan Securities LLC	219,283	6.5%	4.49%	12,507	12
Merrill Lynch, Pierce, Fenner & Smith Inc.	192,467	5.7%	4.47%	6,910	9
Citigroup Global Markets, Inc.	190,956	5.7%	4.32%	10,354	9
StoneX Financial Inc.	184,375	5.5%	4.45%	9,299	26
Mitsubishi UFJ Securities (USA), Inc.	178,394	5.3%	4.36%	5,603	21
ASL Capital Markets Inc.	165,172	4.9%	4.50%	9,075	35
Goldman Sachs & Co. LLC	124,821	3.7%	4.53%	7,944	26
Santander Bank, N.A.	115,477	3.4%	4.39%	5,749	24
Wells Fargo Bank, N.A.	95,366	2.8%	4.46%	5,071	12
BMO Capital Markets Corp.	77,708	2.3%	4.37%	4,365	23
South Street Securities, LLC	37,198	1.1%	4.48%	1,834	17
Lucid Cash Fund USG, LLC	18,703	0.6%	4.38%	883	12
Lucid Prime Fund, LLC	2,761	0.1%	4.38%	123	12
Total / Weighted Average	$3,378,445	100.0%	4.44%	$149,744	27

(1)

Equal to the sum of the fair value of securities sold, accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities, accrued interest payable and the fair value of securities posted by the counterparties (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At December 31, 2022, such instruments were comprised of U.S. Treasury note (“T-Note”) futures contracts, interest rate swap agreements, interest rate swaption agreements, interest rate caps and contracts to sell to-be-announced ("TBA") securities.

The table below presents information related to the Company’s T-Note futures contracts at December 31, 2022.

($ in thousands)
	December 31, 2022
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
U.S. Treasury Note Futures Contracts (Short Positions)(2)
March 2023 5-year T-Note futures (Mar 2023 - Mar 2028 Hedge Period)	$750,500	4.20%	4.22%	$(100)
March 2023 10-year Ultra futures (Mar 2023 - Mar 2033 Hedge Period)	$174,500	3.66%	3.79%	$965

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)

5-Year T-Note futures contracts were valued at a price of $107.93 at December 31, 2022. The contract values of the short positions were $810.0 million at December 31, 2022. 10-Year Ultra futures contracts were valued at a price of $118.28 at December 31, 2022. The contract value of the short position was $206.4 million at December 31, 2022.

The table below presents information related to the Company’s interest rate swap positions at December 31, 2022.

($ in thousands)
		Average		Net
		Fixed	Average	Estimated	Average
	Notional	Pay	Receive	Fair	Maturity
	Amount	Rate	Rate	Value	(Years)
Expiration > 3 to ≤ 5 years	$500,000	0.84%	4.75%	$56,764	3.7
Expiration > 5 years	900,000	1.70%	4.23%	105,638	6.6
	$1,400,000	1.39%	4.41%	$162,402	5.6

The following table presents information related to our interest rate swaption positions as of December 31, 2022.

($ in thousands)
	Option			Underlying Swap
			Weighted			Average	Weighted
			Average		Average	Adjustable	Average
		Fair	Months to	Notional	Fixed	Rate	Term
Expiration	Cost	Value	Expiration	Amount	Rate	(LIBOR)	(Years)
Payer Swaptions (long positions)
≤ 1 year	$36,685	$21,253	9.6	$1,250,000	4.09%	3 Month	10.0
> 10 years	11,021	12,145	239.5	120,000	2.05%	3 Month	10.0
	$47,706	$33,398	29.8	$1,370,000	3.91%	3 Month	10.0
Payer Swaptions (short positions)
≤ 1 year	$(17,800)	$(5,982)	3.6	$(917,000)	4.09%	3 Month	10.0

The following table presents information related to our interest cap positions as of December 31, 2022.

($ in thousands)
Net
			Strike		Estimated
	Notional		Swap	Curve	Fair
Expiration	Amount	Cost	Rate	Spread	Value
February 8, 2024	$200,000	$1,450	0.09%	2Y10Y	$1,119

The following table summarizes our contracts to sell TBA securities as of December 31, 2022.

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
December 31, 2022
30-Year TBA securities:
2.00%	$(175,000)	$(142,268)	$(143,145)	$(877)
3.00%	(500,000)	(440,644)	(440,274)	370
	$(675,000)	$(582,912)	$(583,419)	$(507)

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)

Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share amounts)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023 YTD(1)	0.320	12,540
Totals	$64.970	$540,010

(1)

On January 11, 2023, the Company declared a dividend of $0.16 per share to be paid on February 24, 2023. On February 15, 2023, the Company declared a dividend of $0.16 per share to be paid on March 29, 2023. The effect of these dividends are included in the table above but are not reflected in the Company’s financial statements as of December 31, 2022.

Book Value Per Share

The Company's book value per share at December 31, 2022 was $11.93. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At December 31, 2022, the Company's stockholders' equity was $438.8 million with 36,764,983 shares of common stock outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities. As of September 30, 2022, approximately 85.4% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio. At December 31, 2022, the allocation to the PT RMBS portfolio increased to approximately 95.0%.

The table below details the changes to the respective sub-portfolios during the quarter.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market value - September 30, 2022	$3,150,403	$50,274	$537	$50,811	$3,201,214
Securities purchased	381,991	-	-	-	381,991
Securities sold	-	(28,422)	-	(28,422)	(28,422)
Losses on sales	-	(1,023)	-	(1,023)	(1,023)
Return of investment	n/a	(933)	38	(895)	(895)
Pay-downs	(62,670)	n/a	-	n/a	(62,670)
Discount accretion due to pay-downs	6,748	n/a	-	n/a	6,748
Mark to market gains (losses)	43,434	(227)	(148)	(375)	43,059
Market value - December 31, 2022	$3,519,906	$19,669	$427	$20,096	$3,540,002

The tables below present the allocation of capital between the respective portfolios at December 31, 2022 and September 30, 2022, and the return on invested capital for each sub-portfolio for the three month period ended December 31, 2022.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
December 31, 2022
Market value	$3,519,906	$19,669	$427	$20,096	$3,540,002
Cash	237,219	-	-	-	237,219
Borrowings(1)	(3,378,445)	-	-	-	(3,378,445)
Total	$378,680	$19,669	$427	$20,096	$398,776
% of Total	95.0%	4.9%	0.1%	5.0%	100.0%
September 30, 2022
Market value	$3,150,403	$50,274	$537	$50,811	$3,201,214
Cash	280,952	-	-	-	280,952
Borrowings(2)	(3,133,861)	-	-	-	(3,133,861)
Total	$297,494	$50,274	$537	$50,811	$348,305
% of Total	85.4%	14.4%	0.2%	14.6%	100.0%

(1)

At December 31, 2022, there were outstanding repurchase agreement balances of $15.5 million secured by IO securities and $0.4 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)

At September 30, 2022, there were outstanding repurchase agreement balances of $41.0 million secured by IO securities and $0.5 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately 12.3% and (2.0)%, respectively, for the fourth quarter of 2022. The combined portfolio generated a return on invested capital of approximately 10.9%.

($ in thousands)
Returns for the Quarter Ended December 31, 2022
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income (net of borrowing cost)	$1,692	$594	$100	$694	$2,386
Realized and unrealized gains (losses)	50,446	(1,250)	(148)	(1,398)	49,048
Derivative losses	(10,658)	n/a	n/a	n/a	(10,658)
Total Return	$41,480	$(656)	$(48)	$(704)	$40,776
Beginning Capital Allocation	$297,494	$50,274	$537	$50,811	$348,305
Return on Invested Capital for the Quarter(1)	13.9%	(1.3)%	(8.9)%	(1.4)%	11.7%
Average Capital Allocation(2)	$338,087	$34,972	$482	$35,454	$373,541
Return on Average Invested Capital for the Quarter(3)	12.3%	(1.9)%	(10.0)%	(2.0)%	10.9%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Stock Offerings

On October 29, 2021, we entered into an equity distribution agreement (the “October 2021 Equity Distribution Agreement”) with four sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through December 31, 2022, we issued a total of 7,052,188 shares under the October 2021 Equity Distribution Agreement for aggregate gross proceeds of approximately $119.6 million, and net proceeds of approximately $117.6 million, after commissions and fees. Subsequent to December 31, 2022 and through February 23, 2023, we issued a total of 2,690,000 shares under the October 2021 Equity Distribution Agreement for aggregate gross proceeds of approximately $32.2 million, and net proceeds of approximately $31.7 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,316 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through December 31, 2022, the Company repurchased a total of 3,675,572 shares at an aggregate cost of approximately $64.8 million, including commissions and fees, for a weighted average price of $17.63 per share. During the year ended December 31, 2022, the Company repurchased a total of 2,538,470 shares at an aggregate cost of approximately $24.5 million, including commissions and fees, for a weighted average price of $9.63 per share. Subsequent to December 31, 2022, the Company repurchased a total of 373,041 shares at an aggregate cost of approximately $4.0 million, including commissions and fees, for a weighted average price of $10.62 per share.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, February 24, 2023, at 10:00 AM ET. The conference call may be accessed by dialing toll free (888) 510-2356. The conference passcode is 8493186. The supplemental materials may be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at https://ir.orchidislandcapital.com, and an audio archive of the webcast will be available until March 26, 2023.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, portfolio positioning and repositioning, hedging levels, leverage ratio, dividends, growth, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed, market expectations, future opportunities and prospects of the Company, the stock repurchase program and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.orchidislandcapital.com